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                                                                    EXHIBIT 4.10

                            EXCHANGE AGENT AGREEMENT

     THIS EXCHANGE AGENT AGREEMENT (this "Agreement"), dated as of _____, 2006, is entered into by and among ATS Medical, Inc., a Minnesota corporation ("Parent"), 3F Therapeutics, Inc., a Delaware corporation (the "Company") and Wells Fargo Bank, N.A. (the "Exchange Agent").

     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 23, 2006, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of June 13, 2006 (the "Merger Agreement"), entered into by and among Parent, Seabiscuit Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), the Company, and Boyd
D. Cox, acting as agent for the stockholders of the Company (the "Stockholder Representative"), Merger Subsidiary will be merged with and into the Company (the "Merger"), effective as of _____, 2006 (the "Effective Time"), such that the Company will survive the Merger and continue as a wholly-owned subsidiary of Parent. Capitalized terms not otherwise defined herein shall have the meanings ascribed them in the Merger Agreement.

     WHEREAS, Section 2.5 of the Merger Agreement contemplates the retention of the Exchange Agent for the purpose of effecting the distribution of cash, if applicable, and of shares of common stock, $0.01 par value per share, of Parent ("Parent Common Stock"), in exchange for all of the outstanding shares of the Company's (a) common stock, $.001 par value per share ("Company Common Stock"),
(b) Series A Preferred Stock, par value $.001 per share ("Series A Preferred"),
(c) Series B Preferred Stock, par value $.001 per share ("Series B Preferred"),
(d) Series C Preferred Stock, par value $.001 per share ("Series C Preferred"),
(e) Series D Preferred Stock, par value $.001 per share ("Series D Preferred"), and (f) Series E Preferred Stock, par value $.001 per share ("Series E Preferred" and, together with the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, the "Company Preferred Stock"), (such Company Common Stock and Company Preferred Stock, the "Company Capital Stock"), pursuant to the terms of the Merger Agreement.

     WHEREAS, Parent, the Stockholder Representative, and Wells Fargo Bank, N.A. have entered into a separate agreement, dated as of the date hereof (the "Escrow Agreement"), pursuant to which Wells Fargo Bank, N.A., acting in its capacity as escrow agent thereunder ("Escrow Agent") may, from time to time, distribute in accordance with the terms of the Escrow Agreement shares of Parent Common Stock and distributions related thereto to the Exchange Agent for further distribution to the holders of Company Capital Stock (the "Stockholders") and to holders of Outstanding Options (defined below), each of whom are listed on Schedule A attached hereto as such schedule may be amended from time to time.

     WHEREAS, the Merger Agreement provides that a portion of the Merger Consideration, equal to the number of shares of Merger Consideration to which all holders of Outstanding Options would have been entitled had such holders exercised such options prior to the date that

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was 10 days before the Effective Time (the "Reserved Shares"), is to be reserved for issuance when and if such Outstanding Options are exercised;

     WHEREAS, the execution and delivery of this Agreement is a condition precedent to the closing of the Merger under the Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:

                                   ARTICLE 1

     1.1 Exchange Agent Appointment. Parent and the Company hereby appoint the Exchange Agent to act in accordance with the terms set forth in this Agreement. The Exchange Agent hereby accepts such appointment and agrees to be bound by and comply with the terms of this Agreement and the Letter of Transmittal (as defined below).

     1.2 Distribution of Parent Common Stock and Cash. As consideration for the Merger, Parent hereby agrees to make available to the Exchange Agent for the benefit of the Stockholders (other than shares cancelled pursuant to Section 2.1(a) of the Merger Agreement and Dissenting Shares) shares of Parent Common Stock that will be exchanged for shares of Company Capital Stock or upon exercise of Outstanding Options. Subject to the terms of the Merger Agreement, Parent shall make available or, if applicable, shall cause the Escrow Agent to make available, to the Exchange Agent:

          (a) At the Effective Time, that number of shares of Parent Common Stock equal to the Closing Date Shares (the "Initial Shares"), to be paid in accordance with Exhibit A hereto.

          (b) If applicable, following the final determination of the Adjustment Amount in accordance with Section 2.3 of the Merger Agreement, that number of shares of Parent Common Stock equal to the Adjustment Amount divided by the Parent Closing Share Price, rounded down to the nearest whole share, to be paid in accordance with Exhibit A hereto, a revised copy of which shall be delivered to the Exchange Agent at the time shares are remitted to the Exchange Agent in accordance with this Section 1.2(b).

          (c) At the times provided for in the Escrow Agreement, that number of shares of Parent Common Stock equal to that portion of the remaining Escrow Shares required to be deposited by the Escrow Agent with the Exchange Agent on such date or dates, to be paid in accordance with Exhibit A hereto, a revised copy of which shall be delivered to the Exchange Agent at the time shares are remitted to the Exchange Agent in accordance with this Section 1.2(c); provided, however, that in no event will the aggregate of the Initial Shares plus the Escrow Shares plus Reserved Shares not held in escrow by the Escrow Agent exceed 9,000,000 shares of Parent Common Stock.

          (d) Within two (2) Business Days after the exercise of any Outstanding Option by any holder pursuant to the terms of such Outstanding Option, the number of Reserved Shares held by Parent to which such exercising holder is entitled plus, to the extent that any such shares


                                        2

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of Parent Common Stock had been previously paid to Stockholders, any (i) the number of Reserved Shares constituting Escrow Shares or Set-Off Shares held in escrow for the holders of Outstanding Options in accordance with the Escrow Agreement, and (ii) shares of Milestone Consideration held in reserve for the holders of Outstanding Options, be paid in accordance with Exhibit A hereto, a revised copy of which shall be delivered to the Exchange Agent at the time shares are remitted to the Exchange Agent in accordance with this Section 1.2(d).

          (e) Within two (2) Business Days after the exercise, termination, or expiration of the last Outstanding Option, the number of (i) remaining Reserved Shares held by Parent, if any, that were not been previously remitted to the Exchange Agent for distribution, (ii) the remaining Reserved Shares constituting Escrow Shares or Set-Off Shares held in escrow for the holders of Outstanding Options in accordance with the Escrow Agreement, and (iii) shares of Milestone Consideration not previously remitted to the Exchange Agent for distribution if the final Milestone has been achieved, be paid in accordance with Exhibit A hereto, a revised copy of which shall be delivered to the Exchange Agent at the time shares are remitted to the Exchange Agent in accordance with this Section 1.2(e).

          (f) Within two (2) Business Days of each Milestone Date, that number of shares of Parent Common Stock equal to that portion of the Milestone Consideration payable in connection with such Milestone Date, to be paid in accordance with Exhibit A hereto, a revised copy of which shall be delivered to the Exchange Agent at the time shares are remitted to the Exchange Agent in accordance with this Section 1.2(f); provided, however, that in no event will the aggregate of the Milestone Shares exceed 10,000,000 shares of Parent Common Stock.

In each case, at the same time that Parent makes available to the Exchange Agent the proper number of shares of Parent Common Stock payable pursuant to this Section, Parent shall also remit to the Exchange Agent the amount of cash, if any, required to redeem any fractional shares of Parent Common Stock that would otherwise be payable to the Stockholders. The shares of Parent Common Stock and the amount of cash, if any, payable to the Stockholders in accordance with the Merger Agreement and this Agreement shall be distributed by the Exchange Agent to the Stockholders concurrently and shall be registered and delivered in the names and in accordance with the Exhibit A delivered to the Exchange Agent in connection with each distribution date; provided, however, if a Person has not exercised all of its Outstanding Options, Parent shall reserve and continue to keep available for issuance that number of shares of Parent Common Stock equal to the difference between the number of shares of Parent Common Stock to which the Person would be entitled to receive if all of its Outstanding Options were exercised less the number of shares of Parent Common Stock to which the Person is entitled to receive on the Effective Date.

     1.3 List of the Company's Stockholders and Option Holders. The Company shall furnish to the Exchange Agent, in electronic format if available, and in paper copy, a complete and correct list of the Stockholders and the holders of Outstanding Options as of the Effective Time (the "Stockholder List"). The Stockholder List shall contain such information as the Exchange Agent may reasonably request, including (a) the name of each Stockholder and holder of Outstanding Options, (b) the mailing address of each Stockholder and holder of Outstanding Options, and (c) the number of shares of Company Common Stock owned, and/or the number of


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Outstanding Options held, as applicable, by each Stockholder and holder of
Outstanding Options immediately prior to the Effective Time. A copy of such Stockholder List as of the Effective Date is set forth on Exhibit B attached hereto. Exhibit B may be revised from time to time to reflect any revisions to information contained in such exhibit and to add thereto any as a Stockholder any Person who exercises an Outstanding Option if not previously listed as a Stockholder thereon. At the time of such revision, a copy of the revised Exhibit B shall be provided to the Exchange Agent.

                                   ARTICLE 2

     2.1 Convey Letter of Transmittal. The Exchange Agent covenants and agrees that as promptly as reasonably practicable after the Effective Time, the Exchange Agent shall send to each Stockholder (to the extent such certificates have not already been submitted to the Exchange Agent) a package of documents that includes (i) a letter of transmittal, in substantially the form attached hereto as Exhibit C (the "Letter of Transmittal"), (ii) information advising such Stockholder of the terms of such exchange and the procedure for surrendering to the Exchange Agent such certificate or certificates of Company Capital Stock in exchange for cash, if applicable, and a certificate or certificates evidencing shares of Parent Common Stock, and (iii) a return envelope addressed to the Exchange Agent. At the Effective Time, each share of Company Capital Stock (if applicable, on an as-converted basis) became convertible into the right to receive ___ Initial Shares in accordance with the terms of the Merger Agreement.

     2.2 Convey Initial Shares. Following the Closing Date, and upon receipt by the Exchange Agent from a Stockholder of a certificate or certificates representing shares of Company Capital Stock, accompanied by the appropriate Letter of Transmittal duly completed and executed in accordance with the instructions appearing therein, the Exchange Agent shall, as soon as reasonably practicable, deliver to such Stockholder (or to a transferee specified in such Letter of Transmittal) the appropriate number of Initial Shares in exchange for the shares of Company Capital Stock held by such Stockholder. All of the shares of Company Capital Stock surrendered to the Exchange Agent shall be immediately canceled. The Exchange Agent is authorized to waive any irregularities in connection with any tender of Company Capital Stock only with the prior written consent of Parent.

     2.3 Convey Remaining Escrow Shares. If the conditions set forth in this Agreement, the Escrow Agreement and the Merger Agreement related to the payment of Escrow Shares, if any, are satisfied, the Exchange Agent shall deliver to each Stockholder (or to a transferee specified in such Letter of Transmittal), within five (5) Business Days after any Escrow Shares are deposited by the Escrow Agent with the Exchange Agent in accordance with the terms and conditions set forth in the Escrow Agreement and this Agreement, a number of shares of Parent Common Stock equal to his, her or its portion of such Escrow Shares, if any.

     2.4 Convey Reserved Shares. If the conditions set forth in this Agreement and the Merger Agreement related to the payment of Reserved Shares are satisfied, the Exchange Agent shall deliver to the holder exercising an Outstanding Option (or to a transferee specified in the option exercise letter) that number of Reserved Shares payable to such exercising holder within five (5) Business Days after deposit of such Reserved Shares by Parent with the Exchange Agent.


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     2.5 Convey Remaining Reserved Shares Upon Exercise, Termination or
Expiration of Final Outstanding Option. Within five (5) Business Days after the exercise, termination, or expiration of the last Outstanding Option, the Exchange Agent shall deliver to each Stockholder (or to a transferee specified in the Letter of Transmittal) in accordance with Exhibit A hereto, which exhibit shall be delivered to the Exchange Agent at the time shares are remitted to the Exchange Agent in accordance with this Section 2.5, that number of (i) remaining Reserved Shares held by Parent, if any, that were not been previously remitted to the Exchange Agent for distribution, (ii) the remaining Reserved Shares constituting Escrow Shares or Set-Off Shares held in escrow for the holders of Outstanding Options in accordance with the Escrow Agreement, and (iii) shares of Milestone Consideration not previously remitted to the Exchange Agent for distribution.

     2.6 Convey Contingent Shares. If the conditions set forth in this Agreement and the Merger Agreement related to the payment of Milestone Consideration are satisfied, the Exchange Agent shall deliver to each Stockholder (or to a transferee specified in the Letter of Transmittal), within five (5) Business Days after each applicable Milestone Date, that number of shares of Parent Common Stock equal to that portion of the Milestone Consideration payable in connection with such Milestone Date.

     2.7 Legend on Parent Common Stock. If a Stockholder is a party to a Share Transfer Restriction Agreement with Parent, each certificate representing shares of Parent Common Stock issued to such Stockholder or its transferee shall bear the following legend on the back of each certificate:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, AS SET FORTH IN A SHARE TRANSFER RESTRICTION AGREEMENT ENTERED INTO BETWEEN PARENT AND THE HOLDER OF THIS CERTIFICATE, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF PARENT.

     2.8 No Fractional Shares of Parent Common Stock. No certificate or scrip for fractional shares of Parent Common Stock shall be issued upon the surrender for or exchange of Company Capital Stock. In lieu of such fractional shares, any Stockholder or transferee who would otherwise be entitled to fractional shares of Parent Common Stock (determined after taking into account all shares of Company Capital Stock delivered by such holder) shall, upon surrender of his, her or its certificate or certificates representing Company Capital Stock and on each date on which Parent Common Stock is paid pursuant to the terms and conditions of the Merger Agreement, be paid the cash value of each such fraction (without interest), which shall be equal to such Stockholder's proportionate interest in the excess of (i) the number of full shares of Parent Common Stock issuable pursuant to the Merger Agreement on such date, over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to the Stockholders on such date (in each case, such excess, the "Excess Shares"). The value of the Excess Shares shall be calculated by Parent based upon the Parent Closing Share Price, the price as determined under Section 9.6(a) of the Merger Agreement, the Average Market Price or the Parent Milestone Share Price, as and if applicable. In other words, Parent will pay each Stockholder that would otherwise have been entitled to a fraction of a share of Parent Common Stock, cash (without


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interest) in an amount equal to his, her or its proportionate interest in the value of the Excess Shares.

     2.9 Lost Certificates. If any Stockholder shall report that his, her or its failure to surrender any certificate or certificates representing shares of Company Capital Stock registered in his, her or its name is due to the loss, misplacement or destruction of such certificate or certificates, the Exchange Agent may require such Stockholder to furnish an affidavit of lost stock certificate in form satisfactory to the Exchange Agent and Parent before delivering to such Stockholder or his, her, or its transferee the certificate or certificates for the shares of Parent Common Stock and cash, if applicable, to which he, she, or it is entitled.

     2.10 Return of Parent Common Stock and Cash. To the extent permitted by applicable law, the Exchange Agent shall return to Parent, upon demand by Parent, any cash and certificates for shares of Parent Common Stock delivered to the Exchange Agent for exchange in connection with the Merger six (6) months after the applicable date of deposit of such shares.

     2.11 Maintenance of Letters of Transmittal. Letters of Transmittal, and all accompanying documents, shall be stamped or have otherwise indicated by the Exchange Agent as to the date of receipt thereof and shall be preserved by the Exchange Agent for one (1) year and thereafter shall be delivered by the Exchange Agent to Parent.

                                   ARTICLE 3

     3.1 Rights of the Exchange Agent. The Exchange Agent:

          (a) shall not be obligated to take any legal action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with reasonable indemnity; provided, however, that the Exchange Agent shall notify Parent promptly if the Exchange Agent has reason to believe or becomes aware of any situation that requires legal action to protect the interests of Parent;

          (b) may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to it and believed by it to be genuine and to have been signed by the authorized party or parties, after examination of evidence that properly establishes such authority;

          (c) may rely on and shall be protected in acting upon the written instructions of the Chief Financial Officer of Parent;

          (d) may consult counsel satisfactory to it, who may be counsel to Parent, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel; and

          (e) shall perform or administer appropriate tax withholding and reporting as required by applicable law.


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     3.2 Limitation of Liability and Indemnification. Except to the extent arising out of the Exchange Agent's bad faith, gross negligence or willful misconduct or as otherwise provided in this Agreement, Parent agrees to indemnify and hold the Exchange Agent harmless against any loss, claim, liability or expense (collectively, "Losses"), including, without limitation, the costs and expenses of defending against such Losses, incurred, arising out of or in connection with:

          (a) the performance of its duties hereunder, or

          (b) reliance by the Exchange Agent upon the information relating to the Company Capital Stock furnished to the Exchange Agent by the Company; provided, however, that, in any case in which there is a discrepancy between such information and the information contained in the certificate or certificates surrendered to the Exchange Agent by a former stockholder of the Company for exchange under the terms hereof, the Exchange Agent shall have a duty to inquire as to the reason for such discrepancy.

     3.3 Notification for Indemnification; Litigation. Notwithstanding anything in this Agreement to the contrary, Parent shall not be liable for indemnification or otherwise for Losses with respect to any claims against the Exchange Agent unless Parent shall be notified by the Exchange Agent in writing of the written assertion of a claim against the Exchange Agent or of any other action commenced against the Exchange Agent, promptly after the Exchange Agent shall have received any such written assertion or shall have been served with a summons in connection therewith. The Exchange Agent agrees that, without the prior written consent of Parent (which consent will not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not the Exchange Agent or Parent, or any of their respective directors, officers and controlling persons, is an actual or potential party to such claim, action or proceeding). In the event that the Exchange Agent becomes involved in any litigation ("Litigation") in which an adverse result may give rise to Parent's obligation to indemnify hereunder, the Exchange Agent will give prompt written notice to Parent of Litigation, and Parent shall have the right at any time to participate in and control the contest and defense of such Litigation at its own cost and expense, including the cost and expense of attorneys' fees in connection therewith.

     3.4 Payment of Exchange Agent Fees. Parent agrees to pay the reasonable and customary fees of the Exchange Agent for the services of the Exchange Agent hereunder or in connection herewith as set forth on Exhibit D to this Agreement, and to reimburse the Exchange Agent for all reasonable out-of-pocket expenses incurred by it pursuant to or in connection with its services hereunder.

     3.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.


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     3.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

     3.7 Termination of Agreement. This Agreement shall terminate upon the written agreement by all of the parties to this agreement.

     3.8 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

     3.9 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly delivered and effective:

          (a) on the date of delivery, if delivered personally;

          (b) on the date of receipt if sent by reputable nationwide overnight courier; or

          (c) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

          If to the Company or to Parent:

          To: ATS Medical, Inc.
              3905 Annapolis Lane #105
              Minneapolis, Minnesota 55447
              Attn: Rick Curtis
              Vice President Marketing and Business Development
              Fax: (763) 553-1492

          With a copy to:

              Oppenheimer Wolff & Donnelly LLP
              3300 Plaza VII
              45 South Seventh Street
              Minneapolis, Minnesota 55402
              Attn: Thomas A. Letscher, Esq.
              Fax: (612) 607-7100

or to such other address as the Company or Parent shall furnish to the other parties hereto in writing in accordance with this subsection.

          If to the Exchange Agent:

          To: Wells Fargo Bank, N.A.


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          ______________________________________

          ______________________________________

          ______________________________________

          Attn: ________________________________

          Fax: _________________________________

or to such other address as the Exchange Agent shall furnish to the other parties hereto in writing in accordance with this subsection.

     3.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

     3.11 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     3.12 Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

                  [Remainder of Page Intentionally Left Blank]


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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

PARENT:                                 ATS MEDICAL, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


EXCHANGE AGENT:                         WELLS FARGO BANK, N.A.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


COMPANY:                                3F THERAPEUTICS, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                 SIGNATURE PAGE
                            EXCHANGE AGENT AGREEMENT